UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 19, 2016

JPMorgan Chase & Co.
(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue, New York, New York		10017
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 19, 2016, the Board of Directors of JPMorgan Chase & Co. (the “Firm”) approved the grant of Performance Share Units (“PSUs”) to Operating Committee members under the Firm’s variable compensation program for performance year 2015. As part of 2015 variable compensation, 50% of the equity awards granted to Operating Committee members (100% in the case of the CEO) are in the form of PSUs with the remaining equity awards granted in the form of Restricted Stock Units (“RSUs”). For performance year 2014, 100% of equity awards granted to Operating Committee members (including the CEO) were in the form of RSUs.
PSUs will be earned based on the Firm’s return on tangible common equity (“ROTCE”) over a three-year performance period (January 1, 2016 through December 31, 2018). Earned PSUs will settle in shares that range from 0 to 150% of the target grant amount (the number of PSUs awarded on the grant date), depending on the Firm’s ROTCE both on an absolute basis and relative to eleven financial institutions over this three-year performance period. In addition, during the performance period, dividends will be notionally reinvested and will be delivered only in respect of any earned shares.
Once earned, shares delivered after applicable tax withholding must be held for an additional two-year period, for a total combined vesting and holding period of five years from the date of grant. Earned shares are also subject to the Firm’s stock ownership and retention policy applicable to Operating Committee members, and the PSUs are subject to clawback, Protection-based Vesting conditions, recapture/recoupment and other provisions similar to RSUs. There are no material changes to the terms and conditions of the RSUs compared to last year.
The changes to the Firm’s variable compensation program structure described above were adopted by the Board of Directors after considering a variety of views on compensation structure, including views gained through the Firm’s extensive engagement with shareholders on the topic. In accordance with the new structure, the Board of Directors awarded the following equity awards as part of the variable compensation to the Company’s named executive officers in the Firm’s 2015 Proxy Statement:

Grant Date Value of:	James Dimon	Marianne Lake	Mary Callahan Erdoes	Daniel E. Pinto	Matthew E. Zames
Restricted Stock Units	$0	$3,075,000	$5,175,000	$5,807,875	$5,325,000
Performance Share Units	$20,500,000	$3,075,000	$5,175,000	$5,807,875	$5,325,000
The grant date conversion price for the table above was $57.24.
The Board of Directors determined that Mr. Dimon’s total compensation for 2015 would be $27,000,000, consisting of salary of $1,500,000, and variable compensation comprised of $5,000,000 (20%) in cash and the remainder of $20,500,000 (80%) in the form of PSUs.
Mr. Pinto is designated as Identified Staff subject to the compensation limits of the European Union Capital Requirements Directive IV (CRD IV). As a result, Mr. Pinto did not receive variable compensation in the form of cash for 2015.
In accordance with rules applicable to Form 8-K disclosure, the above information is provided for those members of the Operating Committee who were named executive officers in the Firm’s April 2015 Proxy Statement. The PSUs described above will be discussed in more detail in the Firm’s 2016 Proxy Statement, which is expected to be filed in April, 2016.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On January 19, 2016, the Board of Directors of JPMorgan Chase & Co. (the “Firm”) adopted amendments to the Firm’s By-laws, effective January 19, 2016 (as so amended, the “By-laws”), to implement a proxy access by-law provision. The By-law amendments were adopted by the Board after considering a variety of views on proxy access, including (as previously announced by the Firm in its Current Report on Form 8-K dated October 26, 2015) views gained through the Firm's extensive engagement with shareholders on the topic.
New Section 1.10 of the By-laws permits shareholders to nominate up to 20% of the Firm's Board of Directors (but in any event at least two directors) and includes a shareholder ownership threshold requirement of 3% for at least 3 consecutive years. In addition, new Section 1.10 of the By-laws allows up to 20 shareholders to form a group to reach the required ownership threshold.
The amendments to the By-laws also make certain non-substantive, conforming changes and clarifications to Sections 1.02, 1.06, 1.08, 1.09, 2.01 and 3.03 thereof, both to reflect the new proxy access by-law and to enhance the internal consistency of terms used within the By-laws. In addition, Section 2.09 of the By-laws has been clarified by eliminating the reference to “Withhold” votes in director elections because such option was replaced with "Against".
The foregoing description of the amendments to the By-laws is qualified in its entirety by reference to the full text of the By-laws, a copy of which (marked to show changes from the prior version) is attached as Exhibit 3.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description of Exhibit
3.1	By-laws of JPMorgan Chase & Co., as amended, effective January 19, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Anthony J. Horan
Anthony J. Horan
Corporate Secretary

Dated:	January 21, 2016

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1	By-laws of JPMorgan Chase & Co., as amended, effective January 19, 2016

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